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                                                            EXHIBIT 1


[HARRIS LOGO] HARRIS                                        NEWS

Harris Corporation                                          CONTACT: Jim Burke
Melbourne, Florida 32919                                    Director
407-727-9100                                                Media Relations
                                                            407-727-9126


                      HARRIS DECLARES CORPORATION DIVIDEND;
                      -------------------------------------
                         RESCINDS STOCK REPURCHASE PLAN
                         ------------------------------

         MELBOURNE, Florida, February 28, 1997 -- The Board of Directors of Harris Corporation today declared a quarterly dividend of 38 cents per share on the common stock, payable March 19, 1997 to shareholders of record March 11, 1997.

         The Board of Directors has also decided to rescind the previously announced stock repurchase plan due to the Securities and Exchange Commission's interpretation of Staff Accounting Bulletin No. 96 (SAB 96). SAB 96 limits the circumstances under which companies having stock repurchase programs in place can employ the pooling-of-interest accounting method when making acquisitions. In 1995, Harris' Board of Directors authorized the repurchase of up to 1.5 million shares of the company's common stock. The company has acquired about 500,000 shares since that time.

         Harris Corporation, with worldwide sales of more than $3.6 billion, is an international communications and electronics company that provides a wide range of products and services such as wireless and personal communications, digital television (HDTV), health care information, multi-media communications, automotive electronics, transportation, business information, defense communications and information, and Lanier Worldwide office products.

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Editor's Note: For further information, contact Jim Burke at 407/727-9126 or
jburke@harris.com. Additional information on Harris is also available on the Internet through our World Wide Web address: http://www.harris.com/